Exhibit 99.1

VL Dissolution Corporation Announces Final Distribution

Denver, Colo., June 14, 2004 — VL Dissolution Corporation (Pink Sheets-VLDS) today announced that VL Dissolution’s board of directors has authorized the final distribution to its shareholders out of the proceeds of the sale of substantially all of its assets to Sirenza Microdevices, Inc. (NASDAQ-SMDI).

VL Dissolution plans to distribute to each shareholder of record as of June 18, 2004 0.137072 shares of Sirenza’s common stock and $0.159 cash for each share of VL Dissolution common stock held as of such record date. If the distribution rate of Sirenza stock would result in the issuance of a fractional share, the company will issue in lieu of such fractional share a check in an amount equal to the product of such fraction multiplied by the market value of the Sirenza stock as of the day the fractional share is sold, minus selling expenses. The shares are expected to be distributed by Sirenza’s transfer agent by June 28, 2004 with the checks to be distributed shortly thereafter.

The Ex-Dividend Date of VL Dissolution’s common stock has been set at June 29, 2004. In connection with the distribution, however, the Board of Directors of VL Dissolution has approved the closing of the stock transfer books of the company as of June 28, 2004, the date on which the final distribution will be made to the company’s shareholders. Accordingly, no transfer of shares of VL Dissolution common stock after such date will be registered on the company’s stock transfer books or otherwise recognized by the Company. Trades made prior to June 28, 2004 will be processed normally by the transfer agent for the common stock of VL Dissolution Corporation. As such, every investor who holds shares of VL Dissolution’s common stock on June 28, 2004 will be entitled to receive the proceeds of the final distribution.

The Board of Directors of VL Dissolution has also approved the filing of a Form 15 with the Securities and Exchange Commission, pursuant to which its duty to file reports required under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be immediately suspended, and its duty to file reports required under Section 15(d) of the Exchange Act will be suspended as of June 30, 2004, the end of the VL Dissolution’s fiscal year. VL Dissolution expects to file the Form 15 on June 28, 2004, the day of the distribution.

About VL Dissolution Corporation

On May 5, 2003, VL Dissolution formerly Vari-L Company, Inc., sold substantially all of its assets to Sirenza for cash and Sirenza common stock, and is currently engaged in the process of orderly liquidation of its remaining assets, the winding up of its business and operations, and the dissolution of the company.

CONTACT: David L. Corsaut, Cloyses Partners LLC, Interim Manager of VL Dissolution Corporation. (303) 592-5700.